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[PRG SCHULTZ LOGO]                                                  EXHIBIT 10.2

www.prgx.com  600 Galleria Parkway, Suite 100, Atlanta, Ga 30339
              Office 770.779 3900  Fax 770.779.3133

March 10, 2004

Mr. Donald E. Ellis, Jr.
607 Haddington Lane
Peachtree City, Georgia 30269

Dear Gene:

As you know, the Board of Directors and I are extremely grateful for your numerous contributions to PRG-Schultz over the years and we hold you in the highest esteem. Nevertheless, we believe that the operational challenges facing our company are such that a different CFO skill set is needed at this time. Accordingly, PRG-Schultz has recruited a replacement CFO and he will commence employment on Wednesday, March 10, 2004.

Your current employment agreement with PRG-Schultz USA, Inc. in the capacities as Executive Vice-President Finance, CFO and Treasurer of PRG-Schultz USA, Inc. and PRG-Schultz International, Inc. (PRG-Schultz USA, Inc. and PRG-Schultz International, Inc. hereinafter shall be referred to only as "PRGX") consists of letters from me to you dated January 15, 2001 and June 18, 2003. Your current employment in your capacities as Executive Vice-President Finance, CFO and Treasurer of PRGX will conclude on March 10, 2004. Although you must sign a standard company release in the form attached in order to receive your severance benefits, your termination of employment from these positions will be treated by PRGX as a termination "without cause" for the purpose of your receipt of severance under section 9 of your employment letter of January 15, 2001. Accordingly, upon termination of your employment in the capacities as Executive Vice-President Finance, CFO and Treasurer of PRGX, you will be entitled to receive severance payments as set forth in subsection 9(b) of your January 15, 2001 employment letter (as such subsection has been amended by your June 18, 2003 employment letter to reflect your current level of compensation and other matters). You will also be entitled to any other benefits explicitly accorded to you by any and all applicable agreements that you may have with PRGX.

With respect to your termination benefits:

         (1) You (or your estate should you become deceased) will be paid the sum of $800,000 due to you under the above-referenced subsection 9(b) on Friday, March 19, 2004, assuming that you execute PRGX's standard form release by no later than March 11, 2004 (and thereby voluntarily waive the twenty-one (21) day consideration period provided to you by law under the Older Workers' Benefits Protection Act). This amount consists of (A) two times the sum of
              (i) your

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              current annual base salary ($325,000) and (ii) your current annual auto allowance ($25,000), plus (B) the amount of $100,000. PRGX does not believe that any amounts are due to you pursuant to subclauses 9(b)(iv) and 9(b)(v) of your January 15, 2001 employment letter, but PRGX acknowledges its responsibility to subsequently pay such amounts should they be determined to apply to your employment termination benefits.

         (2) You (or your estate should you become deceased) will be paid any earned but unused vacation/PTO time applicable to 2004 upon the final separation of your employment with PRGX in May 2004 (as hereinafter discussed).

         (3) You (or your estate should you become deceased) will be paid the pro-rated portion of your 2004 minimum bonus when such bonus payments are made to other PRGX executives in the first quarter of 2005. It is agreed that such prorated portion of your stipulated 2004 minimum bonus will be deemed to be $16,667, calculated as $50,000 multiplied by [4 months/12 months].

         (4) Since your employment termination is deemed to be a termination by PRGX "without cause", your "PRG NON-QUALIFIED STOCK OPTION AGREEMENT" dated October 26,2000 and pertaining to 250,000 option shares will continue to remain in full force and effect as provided in such agreement.

         (5) Your "PRG-SCHULTZ NON-QUALIFIED STOCK OPTION AGREEMENT" dated March 3, 2003 and pertaining to 40,000 option shares will remain in full force and effect as provided in such agreement.

         (6) The Indemnification Agreement dated October 26, 2000 between you and PRGX shall remain in full force and effect.

         (7) You (or your estate should you become deceased) will be paid your 2003 minimum bonus of $50,000 when such bonus payments are paid on March 19, 2004.

You have agreed to remain in the employ of PRG-Schultz in a non-officer capacity through Friday, May 7, 2004 to assist with an orderly transition of your former responsibilities. In this position, you will continue to be compensated at your same base salary and will be eligible to participate in all employee benefit plans, subject to any continuing eligibility requirements, during the period from March 10, 2004 through May 7, 2004. You will also continue to be accorded the benefit of first class airline travel for all PRG-Schultz business trips you take during this period. You will cease to be an employee of PRG-Schultz as of May 8, 2004.

Notwithstanding anything to the contrary contained in any agreement you may now have with PRGX, I hereby reconfirm Section 14 of my employment letter to you dated January 15, 2001, concerning further compensation that will be due to you as an independent contractor for any post-employment-termination assistance you may be called upon to provide to PRGX after May 7, 2004 (including, but not limited to, any assistance prospectively requested by PRGX or its outside legal counsel in connection with class action litigation involving PRGX and/or its current and former executive officers).

In exchange for the foregoing, you shall execute PRGX's standard form release (in the form attached as Exhibit A) of all claims as a condition precedent to receiving any of the

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consideration set forth herein. Furthermore, you agree that all non-disclosure, non-solicitation and non-competition covenants provided by you to PRGX shall not be impaired by your termination and shall continue according to their terms.

Other than as set forth herein, your employment agreement with PRGX, as set forth in my letters dated January 15, 2001 and June 18, 2003, and all obligations of PRGX set forth in these letters will terminate as of March 10, 2004. Your employment during the transition period from March 10, 2004 through May 7, 2004 will be on an "at will" basis, subject to PRGX's existing policies and procedures.

If you have any questions regarding the terms of your separation, please contact me at your earliest convenience.

Thank you again for all of your contributions to PRGX.

Sincerely,

/s/ John M. Cook

John M. Cook
Chairman and Chief Executive Officer
PRG-Schultz International, Inc.

CONSENTED TO, IN FORM AND IN
SUBSTANCE, HAVING READ AND
FULLY UNDERSTOOD ALL TERMS OF
THIS SEPARATION LETTER:

/s/ Donald E. Ellis, Jr.
---------------------------------
Donald E, Ellis, Jr.

Date: March 10, 2004

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                                    EXHIBIT A

                              AGREEMENT AND RELEASE

         THIS AGREEMENT AND RELEASE ("Agreement") is entered into by and between PRG-SCHULTZ USA, INC., a Georgia corporation ("PRG-Schultz") and Donald E. Ellis, Jr. ("Employee"), as of the Effective Date of the Agreement as defined below.

                                   WITNESSETH:

         WHEREAS, your employment relationship with PRG-Schultz in the positions of Executive Vice-President Finance, Chief Financial Officer and Treasurer of PRG-Schultz and PRG-Schultz International, Inc. ("PRGX") will be terminated, subject to the terms hereof.

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

         1. Termination. The parties hereto hereby acknowledge and agree that Employee's employment with PRG-Schultz in the positions of Executive Vice-President Finance, Chief Financial Officer and Treasurer of PRG-Schultz and PRG-Schultz International, Inc. ("PRGX") will be terminated as of the close of business on March 9, 2004. This Agreement therefore operates to cancel Employee's existing employment agreements, as set forth in letters between Employee and John M. Cook dated January 15, 2001 and June 18, 2003 as of the close of business on March 9, 2004, regardless of when this Agreement is executed by Employee.

         2. Transition Services to be Performed by Employee. Employee agrees to assist PRG-Schultz and PRGX in effectuating a smooth and orderly transition of his responsibilities and complete assignments as directed by PRG-Schultz and PRGX. Employee specifically agrees to remain employed in a non-officer capacity by PRG-Schultz from March 10, 2004 through May 7, 2004. In this non-officer and "at will" position, Employee will be compensated at his regular base salary as of March 10, 2004 and will be eligible to participate in all employee benefit plans, subject to any continuing eligibility requirements. Employee, however, shall perform no services for PRG-Schultz or PRGX following the close of business on May 7, 2004, at which time Employee shall be terminated from all positions with PRG-Schultz and PRGX.

         3. Consideration. In exchange for Employee executing the general release set forth in paragraph 4 below, Employee shall receive the consideration set forth in the letter agreement executed by Employee and John M. Cook, dated March 10, 2004, and the consideration set forth in paragraph 2 above in the form of continued employment through May 7, 2004. Employee acknowledges and agrees that this consideration includes good and valuable consideration that he, in whole or in part, would not have been entitled to receive from PRG-Schultz but for his willingness to execute this Agreement.

         4. General Release and Covenant. In consideration of the covenants from PRG-Schultz to Employee set forth herein, the receipt and sufficiency of which are hereby

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acknowledged, Employee, individually and for Employee's heirs, executors, administrators, agents, assigns, receivers, attorneys, servants, legal representatives, predecessors and successors in interest, regardless of form, trustees in bankruptcy or otherwise, wards, and any other representative or entity acting on Employee's or their behalf, pursuant to, or by virtue of the rights of any of them, does hereby now and forever unconditionally release, discharge, acquit and hold harmless PRG-Schultz and all of its present and former officers, directors, employees, attorneys, parents (including PRGX), and subsidiaries, (hereafter the "Released Parties"), from any and all claims, rights, demands, actions, suits, damages, losses, expenses (including but not limited to costs and attorneys' fees), liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the execution of this Agreement by Employee, regardless of whether known or unknown, arising from Employee's employment with PRG-Schultz, including, but not limited to, claims under any federal, state or local statute or ordinance, including but not limited to, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers' Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act and any other employment discrimination or civil rights law, state or federal, as well as any other claims based on constitutional, statutory, common law or regulatory grounds, or under common law, including, but not limited to, claims arising out of tort, contract, quasi-contract or unemployment compensation.

         Employee furthermore covenants and agrees not to file a lawsuit against any of the Released Parties with respect to any claim or claims released hereunder.

         5. Return of Company Property and Proprietary Information. Employee further promises, represents and warrants that Employee shall return to Marie Neff, Executive Vice President of Human Resources, by no later than May 7, 2004 or at the earlier request of PRG-Schultz: (a) all property of PRG-Schultz, including, but not limited to, any and all files, records, credit cards, keys, identification cards/badges, computer access codes, computer programs, instruction manuals, equipment (including computers) and business plans; (b) any other property which Employee prepared or helped to prepare in connection with Employee's employment with PRG-Schultz; and (c) all documents, including logs or diaries, all tangible materials, including audio and video tapes, all intangible materials (including computer files), and any and all copies or duplicates of any such tangible or intangible materials, including any duplicates, copies, or transcriptions made of audio or video tapes, whether in handwriting or typewritten, that are in the possession, custody or control of Employee or his attorneys, agents, family members, or other representatives, which are alleged to support in any way any of the claims Employee has released under this Agreement, including but not limited to, all audio and videotapes involving any officer, director, shareholder, executive, manager, employee, agent, representative or attorney of PRG-Schultz.

         The foregoing representation shall include all Proprietary Information of PRG-Schultz, including, but not limited to, all Proprietary Information required by the Employee for performance of Employee's obligations under paragraph 2 hereof. As used herein, "Proprietary Information" means information in written form or electronic media, including but not limited to technical and non-technical data, lists, training manuals, training systems, computer based training modules, formulas, patterns, compilations, programs, devices, methods, techniques,

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drawings, processes and plans regarding PRG-Schultz or its affiliates, clients, prospective clients, methods of operation, billing rates, billing procedures, suppliers, business methods, finances, management, or any other business information relating to PRG-Schultz or its affiliates (whether constituting a trade secret or proprietary or otherwise) which has value to PRG-Schultz or its affiliates and is treated by PRG-Schultz or its affiliates as being confidential; provided; however, that Proprietary Information shall not include any information that has been voluntarily disclosed to the public by PRG-Schultz or its affiliates (except where such public disclosure has been made without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Proprietary Information also includes information which has been disclosed to PRG-Schultz or its affiliates by a third party and which PRG-Schultz or its affiliates are obligated to treat as confidential. Proprietary Information may or may not be marked by PRG-Schultz or its affiliates as "proprietary" or "secret" or with other words or markings of similar meaning, and the failure of PRG-Schultz to make such notations upon the physical embodiments of any Proprietary Information shall not affect the status of such information as Proprietary Information.

         6. Warranty and Representation. Employee represents and warrants that as of the date of execution hereof, Employee has not assigned or transferred or purported to assign or transfer any of the claims released herein. Employee hereby agrees to indemnify and hold harmless the Released Parties against, without any limitation, any and all claims and causes of action (including, but not limited to, costs and attorneys' fees), arising out of any such transfer or assignment.

         7.       General Provisions.

                  (a) This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Employee and PRG-Schultz and each of their respective successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives.

                  (b) Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof to induce the execution of this Agreement. Employee acknowledges that the consideration for signing this Agreement constitutes benefits to which Employee would not have been entitled had Employee not signed this Agreement.

                  (c) Employee agrees that Employee shall refrain from making any disparaging remarks about PRG-Schultz, its management, directors or about Employee's employment with PRG-Schultz; provided that Employee shall not be restricted from providing information required by law or governmental or judicial order. Employee will not assist in, cooperate or consult with, or encourage any other parties or their attorneys to commence or prosecute any present or future lawsuit or administrative proceeding against PRG-Schultz or any of its subsidiaries, or any officers, directors or employees of same. Nothing contained herein however shall prevent Employee from providing truthful testimony in response to a subpoena or any written request from a governmental agency.

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                  (d)      Employee acknowledges that, pursuant to the Older
Worker's Benefits Protection Act of 1990, Employee has the right to, and has been advised by PRG-Schultz to, consult with an attorney before signing this Agreement and that he either has consulted or consciously decided not to seek legal counsel prior to executing this Agreement. Employee also acknowledges that this Agreement releases only those claims which exist as of the date of his execution of this Agreement. Employee further acknowledges Employee's understanding that Employee has twenty-one (21) days to consider this Agreement before signing it, that Employee or PRG-Schultz may revoke this Agreement within seven (7) calendar days after signing it by delivering written evidence of such revocation to the other within that seven (7) day period, and that this Agreement will not be effective or enforceable until expiration of such seven
(7) day period.

                  The "Effective Date" of this Agreement shall be the eighth
(8th) day after the execution of the Agreement by Employee.

                  This Agreement does not constitute an admission of any liability other than the obligations for the payments provided in the letter agreement dated March 10, 2004.

                  The parties hereto and each of them agrees and acknowledges that if any portion of this Agreement is declared invalid or unenforceable by a final judgment of any court of competent jurisdiction, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect. Any such invalid portion shall be deemed severable.

                  (e) Neither this Agreement nor any provision hereof may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.

                  (f) Employee acknowledges and agrees that Employee is bound by, and shall continue to be bound by, any post-termination non-disclosure, non-solicitation and non-competition covenants executed by him according to their terms.

                  (g) Other than as expressly provided herein, the parties hereto acknowledge and agree that this Agreement supercedes all prior agreements or other arrangements by and between PRG-Schultz and Employee with respect to compensation and benefits payable by PRG-Schultz to Employee, including all of PRG-Schultz's payment obligations for compensation set forth in any employment agreement between the parties, and that such prior agreements or arrangements with respect to compensation and benefits payable by PRG-Schultz to Employee shall, upon the execution and delivery hereof by the parties hereto, be null and void and of no force and effect whatsoever, except that all obligations set forth in the agreement dated March 10, 2004 shall survive and remain in effect.

                  (h) This Agreement shall be governed by the laws of the State of Georgia, without reference to principles of conflicts or choice of law under which the laws of any other jurisdiction would apply.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

EMPLOYEE ATTESTS THAT S/HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTED THIS 10TH DAY OF MARCH, 2004.

EMPLOYEE: /s/ Donald E. Ellis, Jr.

Sworn to and subscribed before me this 10th day of March, 2004.

Notary Public, Cherokee County, Georgia
My Commission Expires August 22, 2005

Notary Public Sarah Drinnon

EXECUTED THIS 10TH DAY OF MARCH, 2004.

PRG-SCHULTZ: PRG-SCHULTZ USA, INC.

By: /s/ John Cook
    ---------------------------
Its: Chairman & CEO

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